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                                                                    EXHIBIT 99.2



COVAD COMMUNICATIONS GROUP, INC. ADOPTS STOCKHOLDER PROTECTION RIGHTS PLAN

SANTA CLARA, Calif.--(BUSINESS WIRE)--Feb. 15, 2000--The board of directors of Covad Communications today announced the adoption of a Stockholder Protection Rights Plan.

The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the Company's outstanding shares of Common Stock. Stockholders will receive one right for each share of Common Stock or Class B Common Stock owned by them.

The Rights Plan is not intended to, and will not, prevent a takeover of Covad at a full and fair price. However, the rights may cause substantial dilution to a person or group acquiring 15% or more of the Common Stock unless the rights are first redeemed by the board of directors. The rights should not interfere with a transaction that is in the best interests of the Company and its stockholders.

The issuance of the rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Covad or its stockholders, and will not change the way in which Covad shares are traded. A letter to stockholders describing the Rights Plan in more detail will be mailed later this month. The Rights Plan terminates on February 15, 2010.

The Rights Plan was not adopted in response to any specific effort to acquire control of Covad. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

About Covad

Covad is the leading national broadband services provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL services through Internet Service Providers, telecommunications carriers, enterprises, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 62 of the top Metropolitan Statistical Areas (MSAs) and are expected to be available in 100 MSAs by the end of 2000. At that time, Covad's network will reach more than 40 percent of all US homes and 45 percent of all US businesses. Covad Communications and its affiliates, doing businesses as Covad Communications Company, are wholly owned subsidiaries of Covad Communications Group, Inc. Corporate headquarters is located at 2330 Central Expressway, Santa Clara, CA 95050. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation

Reform Act of 1995

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The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements, including but not limited to statements regarding the intention to deploy our network in new and existing MSAs, the timing and breadth of coverage in each MSA, and our ability to provide high-quality, media-rich content. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the company's dependence on incumbent local exchange carriers for collocation, unbundled network elements, transport and other facilities, development of necessary technologies and operations, ability to manage growth of our operations, and the need to raise additional capital. For other risks and uncertainties applicable to our business refer to the Company's Securities and Exchange Commission filings.


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Contact:
     Covad Communications
     Timothy Laehy, 408/844-7500
     Nick Kormeluk, 408/987-1615
     InvestorRelations@covad.com


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